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EXHIBIT 5

December 18, 2001

MedicalCV, Inc.
9725 South Robert Trail
Inver Grove Heights, Minnesota 55077

Re:	MedicalCV, Inc. Registration Statement on Form S-8 1992 Stock Option Plan 1997 Stock Option Plan 1993 Director Stock Option Plan 2001 Equity Incentive Plan

Ladies and Gentlemen:

    In connection with the registration on Form S-8 under the Securities Act of an aggregate of 1,453,748 shares of common stock to be issued under the MedicalCV, Inc. 1992 Stock Option Plan, MedicalCV, Inc. 1997 Stock Option Plan, MedicalCV, Inc. 1993 Director Stock Option Plan and MedicalCV, Inc. 2001 Equity Incentive Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the applicable plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of MedicalCV, Inc.

    We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,
BRIGGS AND MORGAN, Professional Association
By	/s/ AVRON L. GORDON Avron L. Gordon

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  EXHIBIT 5